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                                                                     Exhibit 2.5

                                    AGREEMENT

         This Agreement, dated as of March 1, 2000 by and between Sidney R. Kaufman of Natick, Massachusetts (the "Seller") and Bruker Daltonics Inc., a Delaware corporation with its principal place of business in Billerica, Massachusetts (the "Buyer").

         WHEREAS, the Seller owns twenty-six thousand (26,000) shares (the "Shares") of the Common Stock, $.01 par value per share, of the Buyer; and

         WHEREAS, the Buyer desires to purchase from the Seller the Shares;

         NOW, THEREFORE, in consideration of mutual covenants, promises and agreements contained herein, as well as other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

                         1.0 PURCHASE AND SALE OF SHARES

         No later than March 1, 2000 (the "Closing"), the Seller will sell to the Buyer the Shares for an aggregate purchase price of Twenty-Six Thousand Dollars ($26,000). At or before the Closing, the Buyer shall make payment of the aggregate purchase price to the Seller and the Seller shall deliver to Buyer a certificate representing the Shares purchased by the Buyer. The parties shall also exchange such other documents and instruments as may be reasonably requested by any of them.

                2.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Buyer as follows:

         2.1 GOVERNMENT APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with any court or governmental authority is or will be required on the part of the Seller in connection with the execution, delivery and performance by the Seller of this Agreement.

         2.2 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. The Seller is in compliance with all of the provisions of this Agreement, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which he is bound or to which any of his properties are subject. The execution, delivery or performance of this Agreement with or without the giving of notice or passage of time, or both, will not violate, or result in any breach of or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Seller pursuant to any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Seller is bound or to which any of his properties are subject.

         2.3 DISCLOSURES. Neither this Agreement nor any other agreement, document or written statement made by the Seller is furnished by the Seller to the Buyer in connection with the transactions contemplated hereby, contains any untrue statement of material fact


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or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

         2.4 SHARES. The Seller owns the entire right, title and interest in and to the Shares, free and clear of any liens and encumbrances of any nature whatsoever. The Shares are validly issued, fully paid and non-assessable.

                3.0 REPRESENTATIONS AND WARRANTIES OF THE BUYERS

         The Buyer hereby warrants to the Seller the following:

         3.1 AUTHORIZATION. The Buyer has all requisite corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligations of the Buyer enforceable against Buyer in accordance with its terms.

         3.2 GOVERNMENTAL APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement.

                                4.0 MISCELLANEOUS

         4.1 SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive for three (3) months after Closing.

         4.2 AMENDMENTS AND WAIVERS. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Seller and the Buyer.

         4.3 EXPENSES. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby.

         4.4 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         4.5. EFFECT OF HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         4.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRUKER DALTONICS INC.

By: /s/ DAVID E. PLUNKETT             /s/ SIDNEY R. KAUFMAN
   ----------------------------       --------------------------------
David E. Plunkett                        Sidney R. Kaufman
Treasurer



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